Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is entered into and becomes effective on February 1, 2022, (the “Effective Date”), by and between David Smetana (the “Executive”), and Veris Residential, Inc., a Maryland corporation, f/k/a Mack-Cali Realty Corporation (the “Company”) with offices at Harborside 3, 210 Hudson St., Suite 400, Jersey City, NJ 07311.

RECITALS

WHEREAS, the Executive is currently employed by the Company as its Chief Financial Officer pursuant to an Amended and Restated Executive Employment Agreement effective January 1, 2021 (“Employment Agreement”); and

WHEREAS, the Parties desire to amend the Employment Agreement, on the terms and conditions set forth herein; and

WHEREAS, the Company desires to continue to employ Executive, and to enter into this Amendment to the Employment Agreement (“Amendment”) to set forth the terms and conditions of his continued employment, and Executive desires to accept such terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.             The Parties agree that Executive’s employment with the Company will conclude on December 31, 2022 (“Separation Date”), upon the expiration of the Term as set forth in Section 2(a) of the Employment Agreement, if not earlier terminated pursuant to Section 5 of the Employment Agreement or pursuant to Section 3 of this Amendment.

2.             The Parties further agree that if Executive remains in full-time, active employment with the Company and continues to perform his duties in a satisfactory and cooperative manner through the Separation Date, and provided that he executes and does not revoke a Release agreement, consistent with that referred to in Section 9 of the Employment Agreement, then he will receive a separation payment in the amount of $1,350,000.00, less mandatory and authorized federal and state deductions and withholdings (the “Separation Payment”). The Separation Payment will be paid in a lump sum by the Company’s second regularly scheduled payroll date after the Company’s receipt of the signed Release following the Separation Date. If Executive remains in full-time active employment through the Separation Date, he shall also be entitled to his Annual Bonus for the year ending December 31, 2022 pursuant to the terms of Section 4(b) of the Employment Agreement, which bonus shall be paid at the same time the Company pays such bonuses to other Executives.

3.             Executive understands and agrees that the additional benefits set forth in Section 2 above, to which he is not otherwise entitled, are expressly contingent upon his continuing to maintain and conduct himself pursuant to the highest professional and ethical standards including but not limited to strict and absolute adherence to the confidentiality and non-disparagement provisions of the Employment Agreement, the Company’s Code of Business Conduct and Ethics, Conflicts of Interest, Insider Trading, Communications and Disclosure and Hedging and Pledging policies all of which are incorporated here by reference.

4.             The definition of “Good Reason” is hereby amended to add the following at the end of Section 5(h) of the Employment Agreement:

“In addition to the foregoing, as of February 1, 2022, “Good Reason” also shall mean if Executive resigns his employment for any reason with no less than thirty (30) days’ advance notice, unless otherwise agreed between the parties, and provided that Executive is in full compliance with Sections 9, 11, 12 and 13 of this Agreement and Section 3 of the Amendment to this Agreement dated as of February 1, 2022 and that the Company has no basis to terminate Executive for “Cause” (as defined in Section 5(c) of this Agreement) up to the effective date of such resignation.”

5.             If at any time after the Effective Date and prior to the Separation Date, Executive resigns with “Good Reason,” as defined in Section 5(h) of the Employment Agreement as amended by Section 4 above, the Company shall pay him a pro-rated share of his 2022 Annual Bonus at Target based on the number of days that he was employed during 2022 in lieu of any 2022 Annual Bonus that may otherwise become earned and payable pursuant to Section 6(b) of the Employment Agreement.

6.             Notwithstanding any provisions to the contrary in the Employment Agreement or this Amendment, if Executive resigns with or without “Good Reason” prior to the Separation Date, he shall not be entitled to the lump sum cash payment set forth in Section 7(b) of the Employment Agreement.

7.             Executive’s long-term incentive compensation shall continue to be governed by the Long-Term Incentive Plan Award Agreements and Restricted Stock Unit Agreement to which he is entitled.

8.             Except as modified by this Amendment, all other terms and conditions of the Employment Agreement remain in full force and effect and are hereby incorporated into this Amendment by reference.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Company:

VERIS RESIDENTIAL, INC.

By:	/s/ Mahbod Nia
Name: Mahbod Nia
Its: Chief Executive Officer

Executive:

/s/ David Smetana
David Smetana

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